Exhibit 10.2

On March 6, 2014, at a regular meeting of the Board of Directors (the “Board”) of Five9, Inc. (the “Company”), the Board amended the Company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) by (i) increasing the aggregate number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), available under the 2004 Plan by an additional 400,000 shares to a total of 47,931,331 shares of Common Stock and (ii) subject to stockholder approval, increasing the aggregate maximum number of shares of Common Stock that may be issued upon the exercise of “incentive stock options” under the 2004 Plan by an additional 400,000 shares of Common Stock.

The Company’s stockholders approved these amendments on March 17, 2014.

SVI-145429v1